Filed Pursuant to Rule 433
Dated March 25, 2008
Registration Statement: No.  333-132201

Toyota Motor Credit Corporation
30-year Zero Coupon Notes
Final Terms & Conditions

Issuer:			Toyota Motor Credit Corporation

Ratings:		Aaa / AAA (Moody's / S&P)

Documentation:		US MTN Program

Trade Date:		March 25, 2008

Settlement Date (Original Issue Date):	March 28, 2008

Maturity Date:		March 28, 2038

Principal Amount:	$124,485,467
			(may be increased prior to the Settlement Date)

Price to Public (Issue Price):	24.0991987%

Agent's Commission:	0.00%.  The Agent or its affiliate will enter into
			swap transactions with the Issuer to hedge the Issuer's obligations under the Notes.

All-in Price:			24.0991987%

Net Proceeds to Issuer:		$30,000,000

Interest Rate Per Annum:	The Notes will not pay periodic interest.

Accretion Rate:			4.80%, compounded semi-annually on March 28th
					and September 28th of each year

Accreted Value:		Original issue discount ("OID") will accrue on the Notes
at the Accretion Rate, based on a 360-day year of twelve 30-day months, compounding on each March 28 and September 28. The "Accreted Value" of the
Notes on any compounding date (each such date, an "Accreted Value Calculation Date") shall be equal to the product of (i) the Principal Amount and
(ii) the accretion factor for such date as set forth in the accretion value schedule below (the "Accretion Factor"). The "Accreted Value" of the Notes on any date between two Accreted Value Calculation Dates (an "Interim Date") shall be equal to the sum of (x) the Accreted Value on the first such Accreted Value Calculation Date and (y) the product of (A) 1/180th of the difference between the Accreted Values on the second and the first such Accreted Value Calculation Dates and (B) the number of days (based on a 360-day year of twelve 30-day months) from and including the earlier of the two Accreted
Value Calculation Dates to, but excluding, the Interim Date.

Payment at Maturity:	At the Maturity Date, the Issuer will pay a holder
of the Notes 100% of the principal amount of the Notes held by such holder. If the Maturity Date is not a New York Business Day, such sum will be payable on the following New York Business Day (without any interest or other payment in respect of such delay).

Early Redemption:		None

Day Count Convention:		30/360

Business Days:			New York

Business Day Convention:	Following, Unadjusted

Denominations:			Minimum of $100,000 with
				increments of $1,000 thereafter.

Agent:				Goldman, Sachs & Co.

CUSIP:				89233PU79

Governing Law:			New York

OID:				Yes.  See attached Accretion Schedule.
The Notes will be issued with OID for U.S. federal income tax purposes. Accordingly, U.S. taxable holders of the Notes will be required to include
OID in income as it accrues, in accordance with a constant yield method based on a compounding of interest at the Accretion Rate, before the receipt of cash payments attributable to this income. U.S. taxable holders of the Notes generally will be required to include in income increasingly greater amounts of OID in successive accrual periods. See "Material United States Tax Considerations for U.S. Holders-Original Issue Discount" on pp. S-31 and
S-32 of the Prospectus Supplement.


This term sheet relates to the Prospectus dated March 7, 2006, as supplemented by the Prospectus Supplement dated March 7, 2006, which can be accessed at: http://www.sec.gov/Archives/edgar/data/834071/000104746906002954/
a2168048z424b3.htm

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

Risk Factors

Investing in the Notes involves a number of risks. In addition to the risks described in "Risk Factors" on page S-3 of the Prospectus Supplement, the Notes are subject to other special considerations. An investment in the Notes entails certain risks to a greater degree than an investment in conventional fixed-rate debt securities that pay interest periodically. While the Notes, if held to maturity, will provide return of their principal amount, their market value could be adversely affected by changes in prevailing interest rates. This effect on the market value of the Notes could be magnified in a rising interest rate environment due to their relatively long remaining term to maturity. In such an environment, the market value of the Notes generally will fall, which could result in the realization of significant losses to investors whose circumstances do not permit them to hold the Notes until maturity. Investors should have the financial status and, either alone or with a financial advisor, the knowledge and experience in financial and business matters sufficient to evaluate the merits and to bear the risks of investing in the Notes in light of each investor's particular circumstances, and should consider whether their circumstances permit them to hold the Notes until maturity or otherwise to bear the risks of illiquidity and changes in interest rates.


Accretion Schedule

Issue Price:		24.0991987%
Principal Amount:	$124,485,467
Accretion Rate:		4.80%


Accreted Value 		Accretion Factor	Accreted Value
Calculation Date				for all Notes in
						the Aggregate

28-Mar-2008		24.0991987%		$30,000,000
28-Sep-2008		24.6775794%		$30,720,000
28-Mar-2009		25.2698413%		$31,457,280
28-Sep-2009		25.8763178%		$32,212,255
28-Mar-2010		26.4973493%		$32,985,349
28-Sep-2010		27.1332854%		$33,776,997
28-Mar-2011		27.7844843%		$34,587,645
28-Sep-2011		28.4513123%		$35,417,749
28-Mar-2012		29.1341438%		$36,267,775
28-Sep-2012		29.8333628%		$37,138,201
28-Mar-2013		30.5493636%		$38,029,518
28-Sep-2013		31.2825480%		$38,942,226
28-Mar-2014		32.0333296%		$39,876,840
28-Sep-2014		32.8021294%		$40,833,884
28-Mar-2015		33.5893804%		$41,813,897
28-Sep-2015		34.3955259%		$42,817,431
28-Mar-2016		35.2210182%		$43,845,049
28-Sep-2016		36.0663225%		$44,897,330
28-Mar-2017		36.9319143%		$45,974,866
28-Sep-2017		37.8182804%		$47,078,263
28-Mar-2018		38.7259189%		$48,208,141
28-Sep-2018		39.6553415%		$49,365,137
28-Mar-2019		40.6070694%		$50,549,900
28-Sep-2019		41.5816394%		$51,763,098
28-Mar-2020		42.5795985%		$53,005,412
28-Sep-2020		43.6015089%		$54,277,542
28-Mar-2021		44.6479451%		$55,580,203
28-Sep-2021		45.7194959%		$56,914,128
28-Mar-2022		46.8167638%		$58,280,067
28-Sep-2022		47.9403656%		$59,678,788
28-Mar-2023		49.0909344%		$61,111,079
28-Sep-2023		50.2691170%		$62,577,745
28-Mar-2024		51.4755759%		$64,079,611
28-Sep-2024		52.7109900%		$65,617,522
28-Mar-2025		53.9760533%		$67,192,342
28-Sep-2025		55.2714784%		$68,804,958
28-Mar-2026		56.5979939%		$70,456,277
28-Sep-2026		57.9563460%		$72,147,228
28-Mar-2027		59.3472987%		$73,878,762
28-Sep-2027		60.7716337%		$75,651,852
28-Mar-2028		62.2301525%		$77,467,496
28-Sep-2028		63.7236763%		$79,326,716
28-Mar-2029		65.2530444%		$81,230,557
28-Sep-2029		66.8191179%		$83,180,091
28-Mar-2030		68.4227766%		$85,176,413
28-Sep-2030		70.0649233%		$87,220,647
28-Mar-2031		71.7464811%		$89,313,942
28-Sep-2031		73.4683969%		$91,457,477
28-Mar-2032		75.2316389%		$93,652,457
28-Sep-2032		77.0371974%		$95,900,115
28-Mar-2033		78.8860904%		$98,201,718
28-Sep-2033		80.7793564%		$100,558,559
28-Mar-2034		82.7180614%		$102,971,965
28-Sep-2034		84.7032947%		$105,443,292
28-Mar-2035		86.7361738%		$107,973,931
28-Sep-2035		88.8178417%		$110,565,305
28-Mar-2036		90.9494704%		$113,218,873
28-Sep-2036		93.1322578%		$115,936,126
28-Mar-2037		95.3674319%		$118,718,593
28-Sep-2037		97.6562501%		$121,567,839
28-Mar-2038		100.0000000%		$124,485,467